Exhibit 5
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                                    December 8, 2004


GTECH Holdings Corporation
55 Technology Way
West Greenwich, RI 20817

Ladies and Gentlemen:

         This opinion is furnished in connection with the filing by GTECH Holdings Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended, 650,000 shares of Common Stock, $0.01 par value (the "Common Stock"), to be issued under the GTECH Holdings Corporation 2004 Employee Stock Purchase Plan (the "Plan").

         As counsel for the Company, we participated in the preparation of the Registration Statement and have examined such other certificates and documents as we deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the reference to our firm in and the use of this opinion in connection with the Registration Statement and all amendments thereto. This opinion may not be used for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

                                                    Very truly yours,


                                                    EDWARDS & ANGELL, LLP

                                                    By:/s/ Edwards & Angell, LLP
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